Exhibit 99.1

Immudyne Provides 2017 Business Outlook

MT. KISCO, N.Y., March 06, 2017 (GLOBE NEWSWIRE) -- ImmuDyne, Inc. (OTCQB:IMMD) (“Immudyne” or the “Company”), a leader in the development and marketing of OTC health and wellness products addressing large unmet needs, today issued its 2017 business outlook to provide an overview of anticipated events and key milestones for the coming year, as well as a look back at business highlights from 2016.

Immudyne has experienced significant revenue growth over the past 2 years. While some of this growth came from our Beta Glucan raw material business, most came from the launch and rapid growth of our direct-to-consumer sales operation. Immudyne’s top line revenue grew from $714,000 in 2014 to $1,250,000 in 2015 and is expected to be reported at over $5,000,000 in 2016. Management believes 2017 will be a transformative year in many ways.

Immudyne accomplished the following in 2016:

-	Scaled our direct to consumer skincare line from $0 to over $4.0M in top-line revenue. We accomplished this with very little dilution to our shareholders – roughly $500k in outside investment raised at $0.23 per share. We believe we can continue to scale our business in the same fashion with minimal ongoing dilution.

-	Invested in our direct-marketing infrastructure to facilitate future growth. This includes office space in Immudyne PR, which now includes over 10 key employees and a call center operation that enables us to better serve our customers and enhance profitability.

-	Reformulated our Inate MD skincare line with a leading organic-certified and OTC registered skincare contract manufacturer. This has resulted in a superior product that we believe will increase our customer retention and profitability.

-	Invested in an independently owned fulfillment center in Pennsylvania that has greatly improved the efficiency of our shipping operation and most importantly the customer experience when they receive our products.

-	Developed an Instant Wrinkle Eraser product that is now part of our product portfolio. Initial indications are that this potentially will be a very successful product and a meaningful part of ongoing revenue.

-	In-licensed a patented hair loss shampoo and conditioner from Dr. Steven Shapiro and Dr. Michael Borenstein, two opinion leading dermatologists in West Palm Beach, Florida. We’ve invested heavily in brand development for this product line and have hired a highly regarded direct-marketing agency to assist with final stages of launch.

-	Commissioned a controlled clinical study on one of our Yeast Beta Glucan ingredients which demonstrated a positive effect on Langerhans cell activity as well as protecting skin from UV rays and pollutants.

Our goal for the remainder of 2017 is to focus on profitably scaling our Inate MD product line and to initial launch and growth of the Shapiro MD line. Additionally, we believe there is a significant market opportunity for our Yeast Beta Glucan nutritional supplement which we will continue to grow alongside of our core products.

In Q4 2016 and Q1 2017 we began investing time and resources into an internal media buying strategy which we felt was essential to the Company’s long term success. Relying solely on third party exchanges for customer acquisition, as we did in 2016, created artificially high customer acquisition costs and a lower quality, and a less profitable customer. We believe that our internal media strategy will add significant value to our business, and reduce our customer acquisition costs by nearly 50% from 2016 levels, as we enter into Q2 2017 and beyond. In addition, initial indications are that customers acquired internally are more valuable and have greater retention than customers that are acquired through third parties. This equates to greater earnings for our shareholders and more scalability overall for the business.

We will be formally launching the Shapiro MD (www.shapiromd.com) hair loss product line in the coming weeks. This patented, proprietary, dermatologist developed hair loss product line has huge market potential around the world. Because of the significant investment we have made in infrastructure over the past 12 months, we have the ability to quickly scale this product line which could have a positive near-term effect on earnings. Following the initial online launch, we are planning a national infomercial campaign and retail placement strategy. We have already received inquiries from several national and international distributors that wish to sell the product once it’s available.

Lastly and most importantly, Immudyne’s management will continue to demonstrate to shareholders that our economic interests are identical. All key employees at Immudyne work primarily for equity, not cash compensation. The combined cash salaries of all senior management is less than $20,000 per month. Management, affiliates, and their family members own more than 60% of Immudyne’s common stock and like you, have a large, ongoing interest in Immudyne’s success.

Thank you for being a shareholder of Immudyne. Please feel free to reach out to our Investor Relations team at investors@immudyne.com with any additional questions you may have.

Sincerely,

Mark McLaughlin

President & CEO

Stefan Galluppi

Chief Operating Officer

About lmmuDyne

lmmuDyne, Inc. (the “Company”) is a health and wellness company which develops, manufactures, markets, and sells innovative lifestyle products. The Company’s lead products contain its proprietary yeast beta glucans that have been shown through testing and analysis to support the immune system. The Company’s products include once a day oral intake capsules as well as topical serums and creams for skin application. lmmuDyne also has developed a proprietary natural delivery technology for potential new market opportunities. All of lmmuDyne’s intellectual property is protected by patents and/or trade secrets. Additional information can be found on the web at www.immudyne.com.

Forward-Looking Statements

Cautionary language regarding Forward-Looking Statements Safe Harbor Act Disclaimer: Forward looking statements in this release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this press release, including projections with respect to lmmuDyne’s results of operations, may contain words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “projects,” “plans,” “targets” and other similar language and are considered forward-looking statements. These statements are based on management’s current expectations, estimates, and forecasts. These forward-looking statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and therefore the actual results may be materially different from those discussed.